ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated July 8, 2014

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $• linked to the American depositary shares of Banco Santander, S.A. due on or about July 17, 2019

UBS AG $• linked to the common stock of Kinder Morgan, Inc. due on or about July 17, 2019

UBS AG $• linked to the common stock of Lincoln National Corporation due on or about July 17, 2019

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the American depositary shares or common stock, as applicable, of a specific company (the “underlying equity”). UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final price of the underlying equity is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any observation date (monthly, beginning after 1 year) is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	July 11, 2014
Settlement Date	July 16, 2014
Observation Dates	Monthly (callable after 1 year) (see page 3)
Final Valuation Date	July 11, 2019
Maturity Date	July 17, 2019

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-16 of the Trigger Phoenix Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offerings

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the American depositary shares or common stock of a different company and each of the three Securities has its own contingent coupon rate, initial price, trigger price and coupon barrier. The initial price, trigger price and coupon barrier for each of the Securities will be set on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP	ISIN
American depositary shares of Banco Santander, S.A.	SAN	9.00% per annum	$•	70.00% to 75.00% of the Initial Price	70.00% to 75.00% of the Initial Price	90273E431	US90273E4310
Common stock of Kinder Morgan, Inc.	KMI	7.00% per annum	$•	69.00% to 74.00% of the Initial Price	69.00% to 74.00% of the Initial Price	90273E449	US90273E4492
Common stock of Lincoln National Corporation	LNC	7.00% per annum	$•	70.00% to 75.00% of the Initial Price	70.00% to 75.00% of the Initial Price	90273E423	US90273E4237

* For each offering of Securities, the trigger price and coupon barrier will be set equal to the same percentage on the trade date.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $9.35 and $9.75 for Securities linked to the American depositary shares of Banco Santander, S.A., (ii) $9.40 and $9.75 for Securities linked to the common stock of Kinder Morgan, Inc. and (iii) $9.35 and $9.75 for Securities linked to the common stock of Lincoln National Corporation. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the TPAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the American depositary shares of Banco Santander, S.A.	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the common stock of Kinder Morgan, Inc.	$•	$10.00	$•	$0.25	$•	$9.75
Securities linked to the common stock of Lincoln National Corporation	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities based on the contingent coupon rate specified on the cover hereof and if the applicable trigger price and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual trigger price and coupon barrier will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Securities based on the contingent coupon rate specified on the cover hereof and if the applicable trigger price and coupon barrier were set equal to the top of the range specified on the cover hereof (the actual trigger price and coupon barrier will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Equity	The American depositary shares or common stock of a specific company, as indicated on the cover of this free writing prospectus.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying equity is greater than or equal to the coupon barrier. The table below reflects the contingent coupon rate of (i) 9.00% per annum for Securities linked to the American depositary shares of Banco Santander, S.A., (ii) 7.00% per annum for Securities linked to the common stock of Kinder Morgan, Inc. and (iii) 7.00% per annum for Securities linked to the common stock of Lincoln National Corporation. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)

Banco Santander, S.A.	Kinder Morgan, Inc.	Lincoln National Corporation
$0.0750	$0.0583	$0.0583

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 9.00% per annum for Securities linked to the American depositary shares of Banco Santander, S.A., (ii) 7.00% per annum for Securities linked to the common stock of Kinder Morgan, Inc. and (iii) 7.00% per annum for Securities linked to the common stock of Lincoln National Corporation.

Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date (monthly, beginning July 13, 2015) is equal to or greater than the initial price.

If the Securities are called, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price

A percentage of the initial price of the underlying equity, as specified on the cover of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual trigger price for each offering will be set on the trade date to the same percentage as the corresponding coupon barrier.

Coupon Barrier

A percentage of the initial price of the underlying equity, as specified on the cover of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

The actual coupon barrier for each offering will be set on the trade date to the same percentage as the corresponding trigger price.

Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
August 11, 2014*	August 13, 2014	April 11, 2016	April 13, 2016	December 11, 2017	December 13, 2017
September 11, 2014*	September 15, 2014	May 11, 2016	May 13, 2016	January 11, 2018	January 16, 2018
October 14, 2014*	October 16, 2014	June 13, 2016	June 15, 2016	February 12, 2018	February 14, 2018
November 12, 2014*	November 14, 2014	July 11, 2016	July 13, 2016	March 12, 2018	March 14, 2018
December 11, 2014*	December 15, 2014	August 11, 2016	August 15, 2016	April 11, 2018	April 13, 2018
January 12, 2015*	January 14, 2015	September 12, 2016	September 14, 2016	May 11, 2018	May 15, 2018
February 11, 2015*	February 13, 2015	October 11, 2016	October 13, 2016	June 11, 2018	June 13, 2018
March 11, 2015*	March 13, 2015	November 14, 2016	November 16, 2016	July 11, 2018	July 13, 2018
April 13, 2015*	April 15, 2015	December 12, 2016	December 14, 2016	August 13, 2018	August 15, 2018
May 11, 2015*	May 13, 2015	January 11, 2017	January 13, 2017	September 11, 2018	September 13, 2018
June 11, 2015*	June 15, 2015	February 13, 2017	February 15, 2017	October 11, 2018	October 15, 2018
July 13, 2015	July 15, 2015	March 13, 2017	March 15, 2017	November 13, 2018	November 15, 2018
August 11, 2015	August 13, 2015	April 11, 2017	April 13, 2017	December 11, 2018	December 13, 2018
September 11, 2015	September 15, 2015	May 11, 2017	May 15, 2017	January 11, 2019	January 15, 2019
October 13, 2015	October 15, 2015	June 12, 2017	June 14, 2017	February 11, 2019	February 13, 2019
November 12, 2015	November 16, 2015	July 11, 2017	July 13, 2017	March 11, 2019	March 13, 2019
December 11, 2015	December 15, 2015	August 11, 2017	August 15, 2017	April 11, 2019	April 15, 2019
January 11, 2016	January 13, 2016	September 11, 2017	September 13, 2017	May 13, 2019	May 15, 2019
February 11, 2016	February 16, 2016	October 11, 2017	October 13, 2017	June 11, 2019	June 13, 2019
March 11, 2016	March 15, 2016	November 13, 2017	November 15, 2017	July 11, 2019	July 17, 2019

*	The Securities are not callable until the twelfth observation date, which is July 13, 2015.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

You will not participate in any appreciation of the underlying equity and will not have the same rights as holders of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equity’s risk of decline even though you will not participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date (monthly, beginning after 1 year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “Banco Santander, S.A.”, “Kinder Morgan, Inc.” and “Lincoln National Corporation” in this free writing prospectus and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

Risks associated with non-U.S. companies — An investment in the Securities linked to the value of non-U.S. companies, such as the American depositary shares of Banco Santander, S.A. (“Santander”), which is issued by a company incorporated in Spain, involves risks associated with the home country of such non-U.S. company. The price of Santander’s American depositary shares may be affected by political, economic, financial and social factors in the home country of Santander, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦

There are important differences between the American depositary shares and the ordinary shares of a non-U.S. company — One offering of the Securities is linked to the American depositary shares of a non-U.S. company, Santander. There are important differences between the rights of holders of an American depositary share and the non-U.S. stock such American depositary share represents. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary shares, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

♦

Exchange rate risk — One offering of the Securities is linked to the American depositary shares of a non-U.S. company, Santander. Because American depositary shares are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary shares.

♦

The Securities linked to American depositary shares are subject to risks associated with non-U.S. securities markets — One offering of the Securities is linked to the American depositary shares of a non-U.S. company, Santander. Because non-U.S. equity securities underlying the American depositary shares may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary shares involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

There is no affiliation between the respective underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying equity issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying equity issuer. However, we are not affiliated with any underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the equity issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$50.00
Contingent Coupon Rate*:	7.50% per annum (or 0.625% per month)
Contingent Coupon:	$0.0625 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Price**:	$35.00 (which is 70.00% of the Initial Price)
Coupon Barrier**:	$35.00 (which is 70.00% of the Initial Price)

*	The actual contingent coupon rate for each Security is listed on the cover hereof.
**	The trigger price and coupon barrier may be greater than the amounts shown above in which case the potential for the closing price of the underlying equity to be below the coupon barrier and trigger price will be higher.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$60.00 (at or above Initial Price)	$0.0625 (Contingent Coupon – Not Callable)
Second Observation Date	$45.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.5625 (Contingent Coupon)
Twelfth Observation Date	$56.00 (at or above Initial Price)	$10.0625 (Settlement Amount)
	Total Payment:	$10.7500 (7.50% total return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.6875 received in respect of prior observation dates, UBS will have paid you a total of $10.7500 per Security for a 7.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is at or above the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$30.50 (below Coupon Barrier)	$0.00
Third Observation Date	$29.00 (below Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$45.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0625 (Payment at Maturity)
	Total Payment:	$10.1250 (1.25% total return)

Since the Securities are not called and the final price of the underlying equity is greater than the trigger price, at maturity, UBS will pay you a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0625 received in respect of prior observation dates, UBS will have paid you a total of $10.1250 per Security for a 1.25% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is below the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$43.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$40.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third Observation Date	$44.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$20.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)

	Total Payment	$ 4.1875 (58.13% loss)

Since the Securities are not called and the final price of the underlying equity is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.1875 received in respect of prior observation dates, UBS will have paid you $4.1875 per Security for a loss on the Securities of 58.13%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equities. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Banco Santander, S.A.

According to publicly available information, Banco Santander, S.A. (“Santander”) is the parent bank of Grupo Santander. Santander is a financial group that offers a range of financial products and operates principally in Spain, the United Kingdom and other European countries, Brazil and other Latin American countries and the United States. Santander’s business is segmented into two levels. The first level consists of four geographic operating segments: Continental Europe, the United Kingdom, Latin America and the United States. Continental Europe covers all retail banking business, wholesale banking and asset management and insurance conducted in Europe, with the exception of the United Kingdom, as well as the unit of Spain’s run-off real estate. Latin America includes all the financial activities carried on by Santander through its banks and subsidiaries, as well as the specialized units of Santander Private Banking, which is treated as a globally managed independent unit, and the New York business. The United Kingdom includes retail and wholesale banking, asset management and insurance conducted in the country. The United States area includes the businesses of Sovereign Bank and Santander Consumer USA Inc. The second level of segmentation consists of four operating units by type of business: Retail Banking, Global Wholesale Banking and Asset Management and Insurance. Retail Banking covers all customer banking businesses, including private banking (except those of corporate banking). Global Wholesale Banking consists of corporate banking, treasury and investment banking activities worldwide. Asset Management and Insurance involves all subsidiaries whose activity is the management of mutual funds, pension funds and insurance. Information filed by Santander with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12518, or its CIK Code: 0000891478. Santander’s website is http://www.santander.com. Santander’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “SAN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Santander’s American depositary shares, based on the daily closing prices on the primary exchange for Santander. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Santander’s American depositary shares on July 7, 2014 was $10.40. The actual initial price will be the closing price of Santander’s American depositary shares on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$17.50	$12.65	$13.27
4/1/2010		6/30/2010		$14.77	$8.77	$10.50
7/1/2010		9/30/2010		$13.73	$10.92	$12.66
10/1/2010		12/31/2010		$13.46	$9.62	$10.65
1/3/2011		3/31/2011		$12.69	$9.74	$11.72
4/1/2011		6/30/2011		$12.49	$10.66	$11.51
7/1/2011		9/30/2011		$11.87	$7.38	$8.04
10/3/2011		12/30/2011		$9.20	$6.80	$7.52
1/2/2012		3/30/2012		$8.76	$6.91	$7.67
4/2/2012		6/29/2012		$7.74	$5.25	$6.56
7/2/2012		9/28/2012		$8.12	$4.89	$7.46
10/1/2012		12/31/2012		$8.17	$6.92	$8.17
1/2/2013		3/28/2013		$8.81	$6.77	$6.81
4/1/2013		6/28/2013		$7.47	$6.46	$6.47
7/1/2013		9/30/2013		$8.21	$6.43	$8.17
10/1/2013		12/31/2013		$9.29	$8.31	$9.07
1/2/2014		3/31/2014		$9.58	$8.36	$9.58
4/1/2014		6/30/2014		$10.75	$9.58	$10.42
7/1/2014	*	7/7/2014	*	$10.64	$10.40	$10.40

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Santander’s American depositary shares from January 3, 2000 through July 7, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical trigger price of $7.54, which is equal to 72.50% (the midpoint of the expected range as specified on the cover) of the closing price on July 7, 2014. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Kinder Morgan, Inc.

According to publicly available information, Kinder Morgan, Inc. (“Kinder Morgan”) is a midstream and energy company in North America. Kinder Morgan operates pipelines that transport natural gas, refined petroleum products, crude oil, condensate, carbon dioxide and other products. Kinder Morgan has terminals that store petroleum products, ethanol and chemicals and handle products such as coal, petroleum coke and steel. Kinder Morgan owns the general partner interests of Kinder Morgan Energy Partners, L.P. (“Kinder Morgan Energy”) and El Paso Pipeline Partners, L.P. Kinder Morgan Energy produces, markets, and transports carbon dioxide to oil fields and owns product pipelines which consist of refined petroleum products and crude oil and manages terminals in the U.S. and Canada that store and deliver a variety of bulk, petroleum, petrochemical and other liquid products for customers in the U.S. and Canada. El Paso Pipeline Partners, L.P. owns and operates interstate natural gas transportation and terminaling facilities which include interstate pipeline systems that serve the Rocky Mountain region, Midwest region, southeastern region, and the Gulf Coast region. Information filed by Kinder Morgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35081, or its CIK Code: 0001506307. Kinder Morgan’s website is http://www.kindermorgan.com. Kinder Morgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “KMI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Kinder Morgan’s common stock, based on the daily closing prices on the primary exchange for Kinder Morgan. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Kinder Morgan’s common stock on July 7, 2014 was $35.61. The actual initial price will be the closing price of Kinder Morgan’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
2/11/2011	*	3/31/2011	*	$31.37	$29.52	$29.64
4/1/2011		6/30/2011		$29.79	$27.50	$28.73
7/1/2011		9/30/2011		$29.27	$23.66	$25.89
10/3/2011		12/30/2011		$32.17	$25.48	$32.17
1/3/2012		3/30/2012		$39.25	$31.84	$38.65
4/2/2012		6/29/2012		$39.85	$30.77	$32.22
7/2/2012		9/28/2012		$36.43	$32.74	$35.52
10/1/2012		12/31/2012		$36.25	$32.03	$35.33
1/2/2013		3/28/2013		$38.68	$36.11	$38.68
4/1/2013		6/28/2013		$41.09	$36.28	$38.15
7/1/2013		9/30/2013		$40.31	$34.72	$35.57
10/1/2013		12/31/2013		$36.49	$32.58	$36.00
1/2/2014		3/31/2014		$36.39	$30.96	$32.49
4/1/2014		6/30/2014		$36.26	$32.15	$36.26
7/1/2014	**	7/7/2014	**	$36.05	$35.61	$35.61

*	Kinder Morgan’s common stock commenced trading on the New York Stock Exchange on February 11, 2011 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2011 includes data for the period from February 11, 2011 through March 31, 2011. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.
**	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Kinder Morgan’s common stock from February 11, 2011 through July 7, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical trigger price of $25.46, which is equal to 71.50% (the midpoint of the expected range as specified on the cover) of the closing price on July 7, 2014. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Lincoln National Corporation

According to publicly available information, Lincoln National Corporation (“Lincoln National”) is a holding company, which operates multiple insurance and retirement businesses through subsidiary companies. Lincoln National, through its business segments, sells a range of wealth protection, accumulation and retirement income products and solutions. The products include fixed and indexed annuities, variable annuities, universal life insurance, variable universal life insurance, linked-benefit UL, term life insurance, indexed universal life insurance, employer-sponsored retirement plans and services, and group life, disability and dental. Lincoln National operates in four business segments: Annuities, Retirement Plan Services, Life Insurance and Group Protection. The Annuities segment provides tax-deferred investment growth and lifetime income opportunities for its clients by offering fixed (including indexed) and variable annuities. The Retirement Plan Services segment provides employers with retirement plan products and services, primarily in the defined contribution retirement plan marketplace. The Life Insurance segment focuses on the creation and protection of wealth for its clients by providing life insurance products including term insurance and linked benefit products. The Group Protection segment offers group non-medical insurance products, principally term life, disability and dental, to the employer marketplace through various forms of employee-paid and employer-paid plans. Information filed by Lincoln National with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06028, or its CIK Code: 0000059558. Lincoln National’s website is http://www.lfg.com. Lincoln National’s common stock is listed on the New York Stock Exchange under the ticker symbol “LNC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Lincoln National’s common stock, based on the daily closing prices on the primary exchange for Lincoln National. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Lincoln National’s common stock on July 7, 2014 was $52.80. The actual initial price will be the closing price of Lincoln National’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$30.70	$23.50	$30.70
4/1/2010		6/30/2010		$32.90	$24.29	$24.29
7/1/2010		9/30/2010		$26.46	$20.97	$23.92
10/1/2010		12/31/2010		$28.92	$23.42	$27.81
1/3/2011		3/31/2011		$32.49	$28.69	$30.04
4/1/2011		6/30/2011		$31.64	$26.06	$28.49
7/1/2011		9/30/2011		$29.39	$15.30	$15.63
10/3/2011		12/30/2011		$21.40	$14.32	$19.42
1/3/2012		3/30/2012		$27.29	$19.93	$26.36
4/2/2012		6/29/2012		$26.56	$19.34	$21.87
7/2/2012		9/28/2012		$25.80	$19.29	$24.19
10/1/2012		12/31/2012		$26.45	$23.15	$25.90
1/2/2013		3/28/2013		$33.47	$27.34	$32.61
4/1/2013		6/28/2013		$36.47	$30.86	$36.47
7/1/2013		9/30/2013		$45.14	$36.98	$41.99
10/1/2013		12/31/2013		$51.95	$41.58	$51.62
1/2/2014		3/31/2014		$52.92	$45.78	$50.67
4/1/2014		6/30/2014		$52.61	$45.67	$51.44
7/1/2014	*	7/7/2014	*	$53.28	$52.13	$52.80

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Lincoln National’s common stock from January 3, 2000 through July 7, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical trigger price of $38.28, which is equal to 72.50% (the midpoint of the expected range as specified on the cover) of the closing price on July 7, 2014. The actual coupon barrier and trigger price will be set on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

We will not attempt to ascertain whether Banco Santander, S.A. would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that it were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that Banco Santander, S.A. is or becomes a PFIC.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In addition, in 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable Internal

Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of a Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including certain of the shares of the underlying equities), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. Holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the Non-U.S. Holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. Holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdictions of the underlying equity issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. (together with UBS Securities LLC, the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this free writing prospectus.